Consent of Independent Registered Public Accounting Firm


We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Custodian, Transfer Agent and Independent Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information in Post-Effective Amendment Number 37 to the Registration Statement (Form N-1A, No. 2-68483) of Northeast Investors Growth Fund. We also consent to the incorporation by reference of our report on the financial statements and financial highlights of the Northeast Investors Growth Fund dated February 27, 2012 included in the Annual Report to the shareholders for the fiscal year ended December 31, 2011.



                                                             /s/
                                                             Ernst & Young LLP


Boston, Massachusetts
April 26, 2012